Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

of the Money Market Obligations Trust

and

To the Board of Trustees

of the Federated Total Return Series, Inc.:

We consent to the use of our reports, dated September 24, 2018, with respect to the financial statements of Federated Government Obligations Fund and Federated Treasury Obligations Fund, each a series of Money Market Obligations Trust, as of July 31, 2018 and for each of the years presented therein, and to the use of our report, dated November 20, 2018, with respect to the financial statements of Federated Ultrashort Bond Fund, a series of Federated Total Return Series, Inc., as of September 30, 2018 and for each of the years presented therein, each incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Annex F Financial Highlights” in the prospectus/proxy statement filed on Form N-14.

/s/ KPMG LLP

Boston, Massachusetts

August 6, 2019